Exhibit 10.21

ROYALTY TRANSFER AGREEMENT

This Royalty Transfer Agreement (the “Agreement”) is made and entered into on [date] (the “Effective Date”), by and between [Cullinan Asset Subsidiary], a Delaware corporation (the “Company”), MPM Oncology Charitable Foundation, Inc., a Massachusetts charitable foundation (the “MPM Charitable Foundation”) and the UBS Optimus Foundation, a Swiss charitable foundation (“Optimus,” and together with the MPM Charitable Foundation, each a “Charitable Foundation” and together the “Charitable Foundations”).

WHEREAS, certain investors of the Company have requested that the Company enter into this Agreement providing for the transfer of 1.0% of Net Sales on the terms and conditions outlined below; and

WHEREAS, the Company is willing to enter into this Agreement in connection with such request.

NOW, THEREFORE, the Company, the MPM Charitable Foundation and Optimus agree as follows:

Section 1: Definitions

Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” shall mean any legal entity (such as a corporation, partnership, limited liability company, etc.) that is directly or indirectly controlled by, or is under common control with, the Company. For the purposes of this definition, “control” shall mean direct or indirect (i) beneficial ownership of at least 50% of the voting securities of a legal entity, or (ii) a 50% or greater interest in the net assets or profits of a legal entity.

“Bad Debt” shall mean any amounts booked as such on the Company’s financial statements, prepared in accordance with GAAP.

“Company IP” shall mean (a) any invention and/or (b) any patents and/or patent applications in each case which is in whole or in part developed by, or otherwise becomes owned or controlled by, the Company.

“Company Products” shall mean any product developed or owned by the Company requiring pre-market regulatory approval, provided that any product developed or owned by the Company that references, practices or incorporates, or (if such intellectual property was not owned or controlled by the Company), would infringe, only Post-IPO IP shall not be deemed a “Company Product” hereunder. Further, notwithstanding anything to the contrary herein, for the avoidance of doubt, Company Products shall not include any products that are discovered, developed, manufactured and/or commercialized by or on behalf of, or are covered by intellectual property (whether or not patentable) of, any person or entity that is an acquiror or merger partner of Company, becomes an Affiliate or successor of the Company by reason of any transaction in connection with the sale of all or substantially all of the stock and/or assets of the Company related to such product (such transaction, an “Acquisition”), or an assignee of this Agreement in connection with any of the aforementioned transactions, provided that the discovery, development, manufacture and/or commercialization of such product are performed without use of Pre-Acquisition IP.

“End of the Year” shall mean December 31 of a given calendar year.

“Licensee” shall mean any party that is not an Affiliate that has been granted a license to the applicable Company Product(s).

“Net Sales” means, with respect to a Company Product, the gross amounts invoiced in arm’s length transactions by the Company or its Affiliates or Licensees to third parties for sales of such Company Product, less good faith estimates of the following deductions to the extent specifically relating to sales of such Company Product, which will be adjusted to reflect actual deductions on a periodic basis (no less frequently than annually):

a)

discounts (including trade, quantity, and cash discounts) actually allowed, cash and non-cash coupons, and retroactive price reductions (including to governmental entities or agencies, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations or entities (and other similar entities and institutions);

b)

credits or allowances, if any, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Company Products returned in connection with recalls or withdrawals) and amounts written off by reason of Bad Debt; provided, that if the debt is thereafter paid, the corresponding amount will be added to the Net Sales of the period during which it is paid;

c)

rebates (or their equivalent), administrative fees, and any other similar allowances granted or paid by Company, its Affiliates or Licensees (including to governmental authorities, purchasers, reimbursers, customers, distributors, wholesalers, and managed care organizations and entities (and other similar entities and institutions) that effectively reduce the selling price or gross sales of the Company Product;

d)	insurance, customs charges, freight, postage, shipping, handling, and other transportation costs incurred by Company, its Affiliates or Licensees in shipping Company Products;

e)

to the extent not already deducted or excluded from the gross amounts invoiced, import taxes, export taxes, excise taxes, sales taxes, value-added taxes, consumption taxes, duties or other taxes levied on, absorbed, determined, and/or imposed with respect to such sales, including pharmaceutical excise taxes (such as those imposed by the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable laws), but excluding income or net profit taxes or franchise taxes of any kind; and

f)	other similar or customary deductions taken in the ordinary course of business in accordance with GAAP.

Net Sales will be determined in accordance with GAAP except that GAAP compliance will not be required with respect to the deduction of pharmaceutical excise taxes described in clause (e) above. Net Sales will not be imputed to transfers of Company Products for use in clinical trials, non-clinical development activities, or other development activities that might be required by regulatory authorities with respect to Company Products, for bona fide charitable purposes, for compassionate use, for indigent patient programs, or as free samples.

Notwithstanding the foregoing, in the event a Company Product contains another active ingredient that is not a Company Product itself, which Company Product is sold as a unit at a single price either as a fixed dosage form or as separate dosage forms (such Company Product, a “Combination Product”), Net Sales of such Company Product for a particular country for the purpose of determining royalties due hereunder shall be calculated by the Company using commercially reasonable accounting practices.

“Post-IPO IP” shall mean Company IP that (a) was discovered or developed or (b) has a priority date (in the case of a patent or patent application) after the effective date of the registration statement with respect to an initial public offering of the Company’s common stock pursuant to an effective registration statement under the Securities Act of 1933.

“Pre-Acquisition IP” shall mean Company IP that (a) was discovered or developed or (b) has a priority date (in the case of a patent or patent application) prior to the closing of an Acquisition of the Company.

Section 2: Payments/Termination

2.1 Payments to MPM Charitable Foundation. Within 120 days of the End of the Year, the Company agrees to pay to the MPM Charitable Foundation 0.5% of all global Net Sales of any Company Products received by the Company, its Licensees or its Affiliates during the prior calendar year. The Company’s payment obligations to the MPM Charitable Foundation under this Section 2.1 shall terminate immediately upon the authorization by the board of directors (or similar governing body) of the MPM Charitable Foundation or the winding up or dissolution of the MPM Charitable Foundation, or earlier as provided in Section 2.3.

2.2 Payments to Optimus. Within 120 days of the End of the Year, the Company agrees to pay to Optimus 0.5% of all global Net Sales of any Company Products received by the Company, its Licensees or its Affiliates during the prior calendar year. The Company’s payment obligations to Optimus under this Section 2.2 shall terminate immediately upon the expiration or termination of the Contribution Agreement relating to the Quality and Access Initiative for Health in Resource Poor Settings between Optimus and Oncology Impact Fund (Cayman) Management L.P. (“OIF Management”), or earlier as provided in Section 2.3.

2.3 Termination/Step-Down. Notwithstanding the foregoing, Company’s obligation to pay royalties under Sections 2.1 and 2.2 for a Company Product shall terminate on a country-by-country basis upon the later of (i) the date that is the twelfth (12th) anniversary of the first commercial sale of that Company Product in such country, and (ii) the expiration of the last to expire issued patent claim of any Pre-Acquisition IP (other than Post-IPO IP) covering the composition or use of such Company Product in such country (the “Royalty Term”). If the Royalty Term pursuant to clause (i) of this Section 2.3 exceeds the Royalty Term pursuant to clause (ii), the royalty rates under Sections 2.1 and 2.2 shall each be reduced by fifty percent (50%) for the remainder of the Royalty Term, such that the new royalty rates under Section 2.1 and 2.2 shall be 0.25% each for the remainder of the Royalty Term. If MPM Oncology Impact Management GP, LP ceases for any reason to serve as the general partner for OIF Management, then this Agreement shall terminate immediately.

2.4 Currency of Payments. All payments under this Agreement shall be paid in U.S. dollars by wire transfer to an account designated by the receiving party (which account the receiving party may update from time to time in writing).

2.5 Currency; Withholding Tax Matters. In the event that any of the payments made by the Company under this Agreement become subject to withholding taxes under the laws of any jurisdiction, the Company shall deduct and withhold the amount of such taxes for the account of the applicable Charitable Foundation to the extent required by law, such payment to the applicable Charitable Foundation shall be reduced by the amount of taxes deducted and withheld, and the Company shall pay the amount of such taxes to the proper governmental authority in a timely manner. Any such withholding taxes required under applicable law to be paid or withheld shall be an expense of, and borne solely by, the applicable Charitable Foundation.

2.6 Confidentiality. All information regarding Net Sales and other information disclosed by or on behalf of the Company under this Agreement shall be deemed to be the confidential information of the Company, and each Charitable Foundation shall not use such information for any purpose or disclose such information to any third party, in each case during or after the term of this Agreement.

Section 3: Miscellaneous

3.1 Binding Agreement and Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Company may not transfer, assign or sell any rights to commercialize any Company Products (other than to trade customers) without securing from the transferee, assignee or acquirer, as the case may be, an acknowledgement of its continuing obligations under this Agreement. The Charitable Foundations may not assign any of their rights or obligations under this Agreement to any individual or entity without the express written prior consent of the Company.

3.2 Entire Agreement, Headings, and Modification. This Agreement contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (whether oral or written), negotiations, and discussions among the parties with respect to such subject matter. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. Any modifications or amendments to this Agreement must be made in writing and signed by all parties.

3.3 Choice of Law. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the Commonwealth of Massachusetts, exclusive of its conflicts of law provisions. Any unresolved controversy or claim arising out of or relating to this Agreement shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in licensing and royalty transactions who is chosen by the AAA. The arbitration shall take place in Boston, Massachusetts, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof.

3.4 Waiver. The waiver by any party of the breach of any covenant or provision in this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party.

3.5 Severability. In the event a court of competent jurisdiction declares any term or provision of this Agreement to be invalid or unenforceable for any reason, this Agreement will remain in full force and effect, and either: (a) the invalid or unenforceable provision(s) will be modified to the minimum extent necessary to make such provision(s) valid and enforceable; or (b) if such a modification is not possible, this Agreement will be interpreted as if such invalid or unenforceable provision(s) were not a part of this Agreement.

3.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument, and will be an original of this Agreement.

(The remainder of this page is intentionally left blank. The signature pages follow.)

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers as of the Effective Date.

[Cullinan Asset Subsidiary]

By:
Name:
Title:

[Royalty Transfer Agreement]

MPM ONCOLOGY CHARITABLE FOUNDATION, INC.

By:
Name:
Title:

UBS OPTIMUS FOUNDATION

By:
Name:
Title:

And

By:
Name:
Title:

[Royalty Transfer Agreement]